Exhibit 99.1
Enterprise Financial Services Corp Announces Appointment of Lars C. Anderson to Board of Directors

Company Release – 8/14/2025

ST. LOUIS — (BUSINESS WIRE)—Enterprise Financial Services Corp (Nasdaq: EFSC) today announced the appointment of Lars C. Anderson as director of Enterprise Financial Services Corp (the “Company”) and its wholly owned subsidiary, Enterprise Bank & Trust, effective immediately. In accordance with the Company’s Amended and Restated Bylaws, the size of the Board will be increased from eleven (11) to twelve (12).

“Lars brings significant banking experience and skills to the Company’s Board of Directors,” said Michael A. DeCola, Chairman of the Board. “Lars’ deep level of understanding of the financial services industry combined with his financial risk and leadership experience will complement and further enhance the skills and perspectives represented on our Board, which we believe is essential for effective strategic planning and value creation for our stockholders.”

Lars C. Anderson served as Executive Vice President and Vice Chairman, Commercial Banking at Fifth Third Bancorp (Nasdaq: FITB) from February 2020 to May 2023. Previously, he served as Executive Vice President and Chief Operating Officer at Fifth Third Bancorp from August 2015 to February 2020. Prior to his roles at Fifth Third Bancorp, Mr. Anderson served as Vice Chairman and Head, Business Bank at Comerica Bank (NYSE: CMA) from December 2010 to July 2015; and various leadership roles with BB&T Corporation (NYSE: BBT) (now Truist (NYSE: TFC)) between 1984 and 2010, including Executive Vice President and Group Banking Executive from 2009 to 2010. He graduated from Suffolk University in Boston, MA, subsequently completed the advanced management program at University of North Carolina Keenan-Flagler School of Business and graduated from the executive management program at the University of Chicago Booth School of Business.

About Enterprise Financial Services CorpEnterprise Financial Services Corp (Nasdaq: EFSC), with approximately $16.1 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Florida, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

For more information contact:
Investor Relations: Keene Turner, Senior Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, SVP Corporate Communications (314) 995-5695